EXECUTION COPY

                          COMMAND SECURITY CORPORATION

                             SHAREHOLDERS' AGREEMENT

      THIS SHAREHOLDERS' AGREEMENT (the "Agreement") is made and entered into this 12th day of September, 2000, by and among Command Security Corporation, a New York corporation (the "Company"), William C. Vassell, an individual ("Vassell") and Reliance Security Group plc, a company organized under the laws of England and Wales (the "Purchaser") (Vassell and the Purchaser, each a "Holder" and together the "Holders").

                                   WITNESSETH

      WHEREAS, the Purchaser entered into that certain Stock Purchase Agreement, dated the date hereof (the "Stock Purchase Agreement") among the Purchaser and certain shareholders of the Company signatory thereto (collectively, the "Sellers") pursuant to which, among other things, the Purchaser agreed to purchase all of the issued and outstanding capital stock of the Company (and options and warrants to subscribe for or purchase capital stock of the Company) owned by the Sellers; and

      WHEREAS, the Purchaser's and the Sellers' obligations under the Stock Purchase Agreement are conditioned upon the execution and delivery of this Agreement by the parties hereto, and it is in the interest of Vassell and the Company for the transactions contemplated by the Stock Purchase Agreement to be consummated.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company,Vassell and the Purchaser agree as follows:

1. VOTING

      1.1 Effectiveness. This Agreement shall become effective upon the date of consummation of the transactions contemplated by the Stock Purchase Agreement (the "Effective Date"). In the event the Stock Purchase Agreement is terminated, this Agreement shall be null and void; provided, however, notwithstanding anything to the contrary herein, the representations and warranties in Section 3 hereof shall be effective on the date hereof.

      1.2 Voting Shares. Each Holder agrees to vote all shares of the Company's common stock, $.0001 par value and Series A Preferred Stock, $.0001 par value (to the extent entitled to vote) (the "Shares"), registered in such Holder's name or beneficially owned by such Holder or over which such Holder has voting control as of and after the Effective Date (hereinafter collectively referred to as the "Holder Shares") subject to and in accordance with the provisions of this Agreement, and each Holder and the Company, jointly and severally, shall take all other necessary or desirable actions within the Company's and such Holder's control, to effect the provisions of this Agreement.

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      1.3 Board of Directors

            (a) The initial Board of Directors of the Company (the "Board") shall be composed of seven directors.

            (b) Subject to and except as otherwise provided in this Agreement and unless unanimously otherwise agreed in writing by the Holders, so long as each of Vassell and the Purchaser shall Beneficially Own (as defined in Section 7.1) fifty percent (50%) of the Shares held by each immediately after the Closing, Vassell and the Purchaser shall have the right to designate three individuals to be nominated to serve as directors of the Company in accordance with the Certificate of Incorporation and the By-Laws of the Company as in effect from time to time. The Company shall at all times have at least one Independent Director (as defined in Section 7.2) selected by Vassell and the Purchaser. If Vassell and the Purchaser cannot agree on the Independent Director, the Independent Director shall be selected by a professional adviser of recognized standing (e.g., an accounting or law firm) selected by Vassell and the Purchaser or if Vassell and the Purchaser cannot agree on a professional adviser, each shall select a professional adviser of recognized standing and the two advisers shall select another professional adviser, whose selection of such Independent Director shall be final.

            (c) Vassell and Purchaser shall each deliver to the Secretary of the Company a notice (a "Board Designee Notice") setting forth their respective designees and the selected Independent Directors not less than 30 days prior to the anniversary of the preceding year's record date for the annual meeting of shareholders of the Company; provided, however, if (i) the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, or (ii) the Board of the Company is to be elected by solicitation by the Board of consents in writing of shareholders or a special meeting of shareholders, then the Company shall give Vassell and Purchaser notice thereof ("Notice of Election"), not less than 30 days before the record date established for any such meeting or the solicitation of consents, and Vassell and Purchaser shall each deliver a Board Designee Notice to the Secretary of the Company not less than 15 days after the date the Notice of Election is delivered. The Board Designee Notice shall set forth as to each person designated for nomination for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to be named in the proxy statement as a nominee and to serving as a director, if elected.

            (d) Each of the Company and Holders hereby agrees to take all actions necessary to call an annual meeting (and when circumstances so require, a special meeting) of the shareholders of the Company and each Holder agrees to vote all Holder Shares at any such meeting and at any other annual or special meeting of stockholders in favor of, or take all actions by written consent in lieu of any such meeting as may be necessary to cause, the election as members of the Board of those individuals so designated in accordance with, and to otherwise effect the intent of, this Section 1.3.


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            (e) The initial designees of Vassell shall be William C. Vassell,
Gregory Miller and Peter Nekos. The initial designees of the Purchaser shall be Geoff Haslehurst, Ken Allison and Graeme Halder. The initial Independent Director shall be mutually agreed to in writing by Vassell and Purchaser prior to the Effective Date.

            (f) Whenever any vacancy in the Board of Directors (whether occurring by reason of death, resignation, removal or otherwise) is to be filled, the Holder which, under the provisions of this Section 1.3 is entitled to designate such director, will designate the successor to fill such vacancy. Each director shall be entitled to one vote on all matters coming before the Board.

            (g) Each non-employee member of the Board shall receive reimbursement by the Company for all reasonable out-of-pocket expenses, including, without limitation, travel expenses, incurred by such director in connection with the performance of such director's duties.

            (h) Each of the Company and Holders hereby agrees to take all actions necessary to call, or cause the Company and the directors of the Company to call, a meeting of the Board to be held at least once during each fiscal quarter of the Company in accordance with the By-Laws of the Company. Meetings of the Board may be held by telephone conference or other means of instantaneous communication, unless otherwise agreed by all directors.

            (i) The decisions of the Board shall be made by a majority vote of the entire Board; provided, however, that a vote upon any of the following matters shall require that the Board designees of Vassell and Purchaser shall be given reasonable notice of such vote and a reasonable opportunity to be present, either telephonically or in person, for such vote:

                  (i) approval of the annual Budget and Business Plan (as such terms are hereinafter defined) or any material amendment thereto;

                  (ii) any expenditure over $50,000 which is in excess of the budgetary line item relating thereto;

                  (iii) the sale or disposition of any properties or assets of the Company, or any subsidiary of the Company, other than sales or dispositions in the ordinary course of business of the Company;

                  (iv) the purchase or acquisition of another entity or the properties or assets of such entity;

                  (v) the merger or consolidation of the Company with or into any other entity;

                  (vi) the incurring of any indebtedness which would cause the aggregate outstanding principal amount of Company indebtedness together with all accrued and unpaid interest thereon to exceed $10,000,000];


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                  (vii) the creation of any mortgage, lien or other encumbrance on or any pledge of any asset of the Company, or any subsidiary of the Company, other than in the ordinary course of business of the Company;

                  (viii) any material transactions with persons or entities owning an equity interest in the Company (the Purchaser and its affiliates not being deemed to be affiliates of the Company for this purpose);

                  (ix) the execution, amendment or termination by the Company, or any subsidiary of the Company, of any contract or agreement other than any contract entered into in the ordinary course of business which involves consideration in excess of $100,000 or a term in excess of one year;

                  (x) the granting to any employee of options to purchase the issued and outstanding capital stock of the Company (other than in connection with the transactions contemplated by the Stock Purchase Agreement);

                  (xi) the issuance or authorization of any Shares or other equity interests (including, without limitation, options, warrants or convertible securities) in the Company to any person other than Purchaser or Company employees pursuant to employee stock options;

                  (xii) any amendment to the Employment Agreement between the Company and Vassell, dated as of the date hereof in the form attached hereto as Exhibit A (the "Employment Agreement");

                  (xiii) any amendment to the Certificate of Incorporation of the Company or the By-Laws of the Company; or

                  (xiv) the dissolution or liquidation of the Company.

      1.4 Management.

            (a) The Company has prepared and submitted to the Purchaser for approval a confidential budget and operating forecast for the fiscal years ended March 31, 2001, 2002 and 2003 contained in that certain letter agreement, dated the date hereof between Vassell and the Company (the "Confidential Budget") which contains an annual performance target for each such fiscal year (each, a "Confidential Target") with respect to "earnings before taxes" (as defined in the Employment Agreement).

            (b) No later than 90 days following the end of each fiscal year, the Board shall in good faith determine, based on the Company's financial statements for such fiscal year audited by the Company's independent public accountants and prepared in accordance with generally accepted accounting principles consistently applied, whether the Company has met the Confidential Target for such fiscal year. Notwithstanding anything to the contrary herein, the


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Confidential Target shall be subject to adjustment as provided in the Employment
Agreement and the calculation thereof shall be governed by the Employment Agreement. Upon a deviation from the Confidential Target for such fiscal year by more than 20% and a vote by a majority of the Board terminating Vassell's employment pursuant to the Employment Agreement, Vassell shall (i) resign as Chairman of the Board, President and Chief Executive Officer of the Company and shall resign all other officerships, directorships and committee memberships with the Company and (ii) cause his Board designee(s) to resign all directorships and committee memberships with the Company (a "Vassell Resignation"). Vassell shall cause any individual to be nominated by Vassell to agree in writing to be bound by this Section 1.4(b) prior to such individual's appointment as a director of the Company. Notwithstanding the foregoing, in no event shall Vassell be required to resign pursuant to this Section 1.4(b) prior to the first anniversary of the Effective Date in the Employment Agreement.

            (c) In the event of a Vassell Resignation, each Holder shall be released from any obligation to vote such Holder's Shares to elect as members of the Board those individuals designated in accordance with Section 1.3.

            (d) In the event of (i) a Vassell Resignation, (ii) the election by the Board not to extend the term of Vassell's employment as Chief Executive Officer of the Company in accordance with the terms of the Employment Agreement or (iii) the termination of Vassell's employment with the Company pursuant to Sections 6.1(b)(ii) or 6.1(c) of the Employment Agreement, Vassell may, for a period of 90 days after the date of the Vassell Resignation or termination of Vassell's employment with the Company, as the case may be, provide the Purchaser with notice of an offer to sell all of Vassell's Shares and any warrants or options to purchase any shares of capital stock of the Company. The notice shall include a purchase price which shall be determined by Vassell in his sole discretion. The Purchaser shall then have a period of 45 days from receipt of such notice, to accept the terms of Vassell's offer to sell. If the offer is rejected or lapses, Vassell shall have the right to purchase from the Purchaser all the Purchaser's Shares and the Warrant (as defined hereafter) and at the price specified in Vassell's offer to sell within 90 days after such rejection or the lapse of the 45-day period as the case may be; provided, however, that Vassell must provide the Purchaser evidence of adequate financing to consummate such transaction within 60 days of such date.

            (e) Any obligation on the part of any of the Holders to sell or purchase Shares, warrants and options pursuant to Section 1.4(d) above shall be subject to the satisfaction of each of the following conditions: the purchasing Holder shall have delivered to selling Holder by wire transfer of immediately available funds or by certified or bank cashiers check made payable to selling Holder the purchase price and the selling Holder shall have delivered to the purchasing Holder the stock certificates, warrant certificates, option certificates, stock powers and other documents of transfer, conveyance and assignment in form and substance reasonably satisfactory to the purchasing Holder and purchasing Holder's counsel required to transfer all of selling Holder's right, title and interest in and to the selling Holder's Shares, warrants and/or options and to vest in the purchasing Holder good and marketable title to such Shares, warrants and options free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.


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

            (f) Unless unanimously otherwise agreed in writing by the Holders, a senior management position shall at all times be held by a designee of the Purchaser's Board designees subject to approval of such designee by the Board.

            (g) Each Holder hereby agrees to take all actions necessary to conduct, or cause the Company and the executive officers of the Company to conduct one meeting of the senior management per month and the Purchaser shall have the right to designate one non-voting observer to attend all such meetings.

2. RESTRICTION ON SALE OR TRANSFER

      2.1 Right of First Offer. Each Holder hereby grants to the other Holder, a right of first offer with respect to future sales of Holder Shares. Each time a Holder (the "Selling Holder") proposes to offer any Holder Shares, the Selling Holder shall first make an offering of such Holder Shares to the other Holder (the "Non-Selling Holder") in accordance with the following provisions

            (a) The Selling Holder shall deliver a notice ("Notice") to the Non-Selling Holder stating (i) its bona fide intention to offer such Holder Shares, (ii) the number of such Shares to be offered (the "Offered Shares"), and
(iii) the price and terms, if any, upon which it proposes to offer such Shares.

            (b) Within 30 days after giving of the Notice, the Non-Selling Holder may elect to purchase the Offered Shares, at the price and on the terms specified in the Notice.

            (c) If all Shares which the Non-Selling Holder is entitled to obtain pursuant to Section 2.1(b) are not elected to be purchased, the Selling Holder may, during the 90-day period following the expiration of the period provided in
Section 2.1(b), offer the remaining unpurchased portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice.

            (d) If the Selling Holder does not sell or enter into an agreement for the sale of the Shares within such 90-day period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided under this Section 2.1 shall be deemed to be revived and such Shares shall not be offered or sold unless first reoffered to the Non-Selling Holder in accordance herewith.

      2.2 Exempt Transfers. Notwithstanding the foregoing, the right of first offer set forth in this Section 2 shall not apply to (a) any transfer to the ancestors, descendants or spouse or to trusts for the benefit of such persons or such Holder or to any majority-owned or majority-controlled affiliate of a Holder or (b) any resale under Rule 144 (promulgated under the Securities Act) in compliance with the volume limitations set forth in Rule 144(e) thereunder (an "Exempt Transfer"), provided that as a condition precedent to any transfer made pursuant to the exemption provided by this Section 2.2(a), the Holder shall inform the other Holder of such transfer prior to effecting it and the transferee shall furnish the Holders with a written agreement to be bound by and comply with all provisions of this Agreement and such transferred Holder


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Shares shall remain "Holder Shares" hereunder, and such pledgee or transferee shall be treated as a "Holder" for purposes of this Agreement.

      2.3 Void Transfers. Any attempt by a Holder to transfer Holder Shares in violation of this Section 2 hereof shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the each Holder.

      2.4 Transfer Agent. The Holders agree that the Company may instruct its transfer agent to impose transfer restrictions on the Holder Shares to enforce the provisions of this Agreement and the Company agrees to promptly do so.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Purchaser to enter into this Agreement, the Company hereby represents and warrants to the Purchaser that:

      3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, the Registration Rights Agreement in the form attached hereto as Exhibit B, the Warrant in the form attached hereto as Exhibit C and the Employment Agreement (collectively, the "Related Agreements"), and to carry out in all material respects the provisions of this Agreement, the Related Agreements and to carry on in all material respects its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which failure to so qualify would have a material adverse effect on its business, properties, prospects or condition (financial or otherwise) (a "Material Adverse Effect").

      3.2 Subsidiaries. Except as set forth in the Company's SEC Reports (as hereinafter defined), the Company does not own or control, directly or indirectly, any equity security or other interest of any other corporation, limited partnership or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

      3.3 Capitalization.(a) The authorized capital stock of the Company, as of the date hereof, consists of (i) 20,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), 6,287,343 shares of which are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share, 1,000,000 shares of which are designated Convertible Series A Preferred Stock and 12,325.82 shares of which are issued and outstanding.

            (b) Other than as set forth in the Company's SEC Reports and other than the shares reserved for issuance under the Warrant, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.


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            (c) All issued and outstanding shares of the Company's Common Stock
(i) have been duly and validly authorized and issued, fully paid and nonassessable and (ii) other than as set forth in the Company's SEC Reports, were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

      3.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder has been taken or will be taken prior to the Closing. The Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (ii) general principles of equity that restrict the availability of equitable remedies.

      3.5 Compliance with Laws; Permits. The Company is not in violation of (i) any federal, state, local or foreign statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof, (ii) its Certificate of Incorporation, as amended, or By-Laws and (iii) any contracts except where (with respect to (i) and (iii)) such violation would not have a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company and no registrations or declarations are required to be filed by the Company in connection with the execution and delivery of this Agreement or any of the Related Agreements. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have a Material Adverse Effect and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as currently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority. The Company has not received notice of any pending cancellation or suspension of any thereof. The consummation of the transactions contemplated by the Stock Purchase Agreement and ownership of the Shares and the Warrant (as that term is defined in the Stock Purchase Agreement) by the Purchaser shall not result in the forfeiture or loss by the Company of any of the Company's licenses, permissions, consents, approvals or authorizations necessary for the conduct of the Company's business.

      3.6 Full Disclosure. Neither this Agreement, the exhibits hereto, the Related Agreements nor any other document delivered by the Company to Purchaser or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

      3.7 SEC Reports and Financial Statements. (a) The Company has filed all forms, reports, schedules, registration statements, definitive proxy statements and other documents (together with all amendments thereof and supplements thereto) required to be filed by the Company with the Securities and Exchange Commission (the "SEC") (as such documents have since the time of their filing been amended or supplemented, the "SEC Reports"). As of their


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respective dates, the SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934, if applicable, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) of the Company included in the SEC Reports (the "Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company taken as a whole)) the financial position of the Company as at the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

            (b) Except as set forth in the SEC Reports, the Company does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company is not in default in respect of the material terms and conditions of any indebtedness or other agreement which could, individually or in the aggregate, be expected to have a Material Adverse Effect.

      3.8 Absence of Certain Events. Except as disclosed in the SEC Reports, since March 31, 2000, the Company has operated its business only in the ordinary course consistent with past practices and there has not occurred (i) to the Company's knowledge any event, occurrence or conditions which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) any entry into or any commitment or transaction that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any amendments or changes in the Certificate of Incorporation or By-Laws of the Company; (v) any reevaluation by the Company of its of their assets, including, without limitation, write-offs of accounts receivable, other than in the ordinary course of the Company's business consistent with past practices; (vi) any damage, destruction or loss which, individually or in the aggregate, resulted in or could reasonably be expected to have a Material Adverse Effect; (vii) any event pursuant to which the Company has engaged in any material transaction or entered into any material agreement, in each case outside the ordinary course of business which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect;
(viii) any increase in the compensation of any officer of the Company or any general salary or benefits increase to the employees of the Company other than in the ordinary course of business; or (ix) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of


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capital stock or other securities of, or other ownership interests in, the
Company, except with respect to the dividends declared with respect to the 12,325.82 shares of Series A Preferred Stock.

4. COVENANTS OF THE COMPANY.

The Company shall comply, and the Company shall cause any direct or indirect subsidiaries of the Company, if any, to comply (to the extent applicable), with the following covenants, except as shall otherwise be expressly agreed pursuant to a written consent or consents executed by the Purchaser:

      4.1 Operating Licenses. The Company shall use its best efforts to cause all government licenses, permissions, covenants, approvals or authorizations necessary for the conduct of the Company's business as now being conducted by it, to be registered in the name of an officer or employee of the Company other than, or in addition to, Vassell.

      4.2 Nasdaq Listing. The Company shall use its best efforts to cause the Company's Common Stock to remain listed on the Nasdaq Stock Market or any national securities exchange.

      4.3 Directors' and Officers' Insurance. The Company shall maintain in full force and effect directors' and officers' liability insurance in reasonable amounts (but not less than $2,000,000) from established and reputable insurers. In accordance with Article Seventh of the Company's Certificate of Incorporation, the Company shall continue to limit the personal liability of its directors to the fullest extent permitted by Section 402 of the Business Corporation Law of the State of New York, as may be amended or supplemented (the "BCL"). In accordance with Article Eighth of the Company's Certificate of Incorporation, the Company shall continue to indemnify its directors and officers to the fullest extent permitted by Article 7 of the BCL.


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      4.4 Inspection Rights. Upon reasonable notice to the Company, so long as the Purchaser shall Beneficially Own 300,000 Shares, the Purchaser shall have the right to, and the Company shall take such actions as are reasonably practicable in order to permit the Purchaser to, (a) visit and inspect any properties of the Company, (b) inspect and make extracts from the books and records of the Company, including, without limitation, management letters prepared by its independent certified public accountants, and (c) discuss with the Company's officers and employees, the respective businesses, assets, liabilities, financial conditions, results of operations and business prospects of the Company.

5. TERMINATION

      5.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which it shall terminate in its entirety:

            (a) the date as of which the parties hereto terminate this Agreement by written consent of the Purchaser and Vassell; or

            (b) the tenth anniversary of the date hereof.

6. MISCELLANEOUS

      6.1 The parties hereto agree promptly after the execution of this Agreement to take all actions necessary to effect amendments to the Company's Certificate of Incorporation and By-Laws in order to incorporate and give full effect to the provisions of this Agreement.

      6.2 The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

      6.3 This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law provisions thereof.

      6.4 This Agreement may be amended and any term hereof may be waived only by an instrument in writing signed by the Company, Vassell and the Purchaser.

      6.5 All offers, notices, acceptances, requests of other communications hereunder shall be in writing and shall be delivered (i) in person, (ii) by certified or registered mail, return receipt requested, (iii) by Federal Express or other nationally recognized overnight courier service which


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issues confirmation of delivery or (iv) by confirmed facsimile transmission, to the Company, Vassell and the Purchaser at the addresses or facsimile numbers set forth below or to such other addresses or facsimile number, as applicable, as any party hereto may designate to the others in writing:

                   If to the Company:

                   Command Security Corporation
                   Route 55 Lexington Park
                   Lagrangeville New York 12540
                   Facsimile: (914) 454-0075

                   with a copy to:

                   David J. Pollitzer, Esq.
                   Herzog, Engstrom & Koplovitz, P.C.
                   99 Pine Street
                   Albany, New York 12207-2776
                   Facsimile: (518) 462-2743

                   If to Vassell

                   William C. Vassell
                   148 Edward Place
                   Stamford, Connecticut 06905

                   with a copy to:

                   Robert Cantone
                   Proskauer Rose LLP
                   1585 Broadway
                   New York, New York 10036-8299
                   Facsimile: (212) 969-2900

                   If to the Purchaser:

                   Reliance Security Group plc
                   Boundary House
                   Cricket Field Road
                   Uxbridge, Middlesex UB81QG
                   Attention: Geoff Haslehurst
                   Facsimile: 011-44-189-520-5090

                   with copies to:

                   Rosenman & Colin LLP
                   575 Madison Avenue
                   New York, NY 10022
                   Attention: Howard S. Jacobs, Esq.
                              Wayne Wald, Esq.
                   Facsimile: (212) 940-8776

      Any such notice shall be deemed to be given (i) when delivered, if delivered personally or by Federal Express or other nationally recognized overnight courier service, (ii) on the third Business Day after the date of mailing, if sent by certified or registered mail or (iii) upon confirmation of receipt, if delivered by facsimile transmission.

      6.6 If any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

      6.7 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

      6.8 This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

      6.9 No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

      6.10 The Company and Purchaser agree that any transaction or series of transactions between the Company and Purchaser, whether or not in the ordinary course of business, will be on terms and conditions substantially as favorable as would be obtainable in a comparable arm's length transaction with a Person other than the Company or Purchaser, as the case may be.

7. CERTAIN DEFINITIONS

      7.1 "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person (as defined below) shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

      7.2 "Independent Director" means a natural person (a) who, for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her services as Independent Director is not, (i) an employee, director, member or officer of the Company or any of its affiliates (other than his or her services as an Independent Director of the Company); (ii) a customer of the Company or any of its affiliates, (iii) a consultant or other professional adviser retained by the Company or (iv) any member of the immediate family of a person described in (i), (ii) or (iii) and
(b) who, so long as the Company maintains a listing on the Nasdaq Stock Market, qualifies as an independent director under the Nasdaq listing requirements.

      7.3 "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

      IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first above written.

                                        COMMAND SECURITY CORPORATION


                                        By: /s/ William C. Vassell
                                           -------------------------------------
                                           Name:  William C. Vassell
                                           Title: Chairman of the Board

                                        /s/ William C. Vassell
                                        ----------------------------------------
                                        WILLIAM C. VASSELL


                                        RELIANCE SECURITY GROUP PLC


                                        By: /s/ Geoff P. Haslehurst
                                           -------------------------------------
                                           Name:  Geoff P. Haslehurst
                                           Title: Finance Director


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